Exhibit 99.1


GM Board Amends Bylaws and Corporate Governance Policies
Changes Include Majority Voting in Director Elections


DETROIT - General Motors Corp. (NYSE: GM) today announced that its Board of Directors voted to amend the company's Bylaws and corporate governance policies to address stockholder views raised at this year's Annual Meeting. The changes include adoption of the majority voting standard for the election of directors and a stronger policy to recover unearned incentive compensation from executive officers in cases of fraud, misconduct or negligence.

The amendments are effective immediately.

"Earlier this year, our stockholders expressed a desire for change surrounding the election of directors and a more defined policy of accountability for senior officers," GM Chairman and Chief Executive Officer Rick Wagoner said. "We listened to their views, and after careful consideration, the Board voted to make changes to certain Bylaws and corporate governance policies that are in line with stockholders' input."

The Board agreed to adopt a majority voting standard in uncontested elections of directors, when the number of nominees does not exceed the number of directors to be elected. Majority voting requires that nominees to the Board receive more than 50 percent of the votes cast to be elected. Abstentions will not be included towards counting a majority. Directors were previously elected by plurality in uncontested elections.

In accordance with the majority voting Bylaw, the Board will require director nominees to submit irrevocable resignations as a condition to being nominated. The Board could accept these resignations if a director does not receive a majority of the votes cast. Under a related governance policy, the Board will accept the resignation of an unsuccessful incumbent absent a compelling reason to reject the resignation, in accordance with criteria set out in the policy. The Bylaws were also amended to fix the number of directors at the current level of twelve, subject to future change by the Board.

The majority voting standard received 59 percent of the affirmative vote at GM's Annual Meeting in June. Shortly after the meeting, the Delaware Legislature amended the state's corporation law to better facilitate majority voting.

The Board chose not to adopt cumulative voting, which was the subject of a stockholder proposal that was supported by 54 percent of votes cast. The Board believes that a director has the fiduciary duty to represent all stockholders and is concerned that cumulative voting could lead to the election of constituency directors who feel a duty to the electorate forming their constituency. Also, in a company with majority voting, the addition of cumulative voting would raise the possibility of accumulating "withhold" or "against" votes. This could create the potential for small groups of stockholders to overcome the interests of the majority.

The Board also adopted a corporate policy under which the company may require reimbursement of bonus or incentive compensation that may have been paid to executive officers in the event it is later determined that fraud, misconduct or negligence significantly contributed to a restatement of financial results that led to the awarding of unearned incentive compensation. A stockholder proposal on this issue was supported by 42 percent of the shares voted at the Annual Meeting. Although this proposal did not receive majority support, the Board voted to respond to the stockholders desire to see a policy that reflects the robust manner in which GM has and would deal with such circumstances.

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In addition to these governance actions, the Board has amended the Bylaws to specify the procedures applicable to consent solicitations initiated by stockholders, which complements the existing procedures for stockholder initiatives at meetings. These changes also provide a framework for the conduct of solicitations in accordance with Delaware law.

The amended Bylaws and corporate governance policies will be filed today with the U.S. Securities and Exchange Commission.

General Motors Corp. the world's largest automaker, has been the global industry sales leader for 75 years. Founded in 1908, GM today employs about 327,000 people around the world. With global headquarters in Detroit, GM manufactures its cars and trucks in 33 countries. In 2005, 9.17 million GM cars and trucks were sold globally under the following brands: Buick, Cadillac, Chevrolet, GMC, GM Daewoo, Holden, HUMMER, Opel, Pontiac, Saab, Saturn and Vauxhall. More information on GM can be found at www.gm.com.


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Contacts

Gina Proia
212-418-6389
914-714-9166 mobile

Renee Rashid-Merem
313-665-3128
586-899-0971 mobile